AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

PURSUANT TO RULE 12B-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

ADVISORONE FUNDS

Adopted April 24, 2014

 as amended April 21, 2016

WHEREAS, the AdvisorOne Funds (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company which offers for public sale separate series of shares of beneficial interest, each corresponding to a distinct portfolio (each a “Fund” and collectively, the “Funds”) which may be further divided into separate classes of shares (the “Shares”); and

WHEREAS, the Trust has entered into an Underwriting Agreement (the “Underwriting Agreement”) with Northern Lights Distributors, LLC (the “DISTRIBUTOR”) pursuant to which DISTRIBUTOR has agreed to serve as the distributor of the Shares of the Funds; and

WHEREAS, the Trust previously adopted a distribution plan dated June 18, 2004 (as amended thereafter) pursuant to Rule 12b-1 under the 1940 Act (the “Existing Plan”) and the Trust now desires to amend and restate the Existing Plan with the terms set forth in this Amended and Restated Distribution and Shareholder Servicing Plan (this “Plan”) to cover Class C Shares of the CLS Global Diversified Equity Fund, Portfolio shares of the Amerigo VI Portfolio, Clermont VI Portfolio, Enhanced Income VI Portfolio and Shelter VI Portfolio without amending the amount to be spent for distribution and/or shareholding servicing and thus may be approved in accordance with Rule 12b-1 under the 1940 Act by a vote of the Trust’s Board of Trustees (the “Board”), including those Board members who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the “Independent Trustees”); and

WHEREAS, the trustees of the Trust as a whole, and the Independent Trustees, have determined, through the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that adoption of this Plan will benefit such Funds and their shareholders; and

WHEREAS, DISTRIBUTOR desires to serve as distributor of the Shares and to provide, or arrange for the provision of services pursuant to this Plan, and the Trust, with respect to the Funds that are the subject hereof, will pay a fee to DISTRIBUTOR in connection with the distribution and servicing of the Shares of such Funds.

NOW THEREFORE, the Trust hereby adopts this Plan and approves the retention of the DISTRIBUTOR and the payment of certain fees as follows:

1. A. CLS Global Diversified Equity Fund is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR’s sales services, promotional activities and/or shareholder services provided under this Plan, a combined shareholder servicing and distribution fee at the rate of 1.00% on an annualized basis of the average net assets attributable to Class C Shares of the CLS Global Diversified Equity Fund. The Amerigo VI Portfolio, Clermont VI Portfolio, Enhanced Income VI Portfolio and Shelter VI Portfolio is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR’s sales services and promotional activities provided under this Plan, a distribution and shareholder services fee at the rate of 0.25% on an annualized basis of the average net assets attributable to Shares of each Portfolio. Such fees are to be paid by the Funds monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon the Funds’ average daily net assets during the preceding month, and shall be calculated and accrued daily. DISTRIBUTOR shall use such fees, among other things, to make the payments contemplated by Paragraph 2(B) below and to pay interest and principal where such payments have been financed. In no event shall the rate paid for distribution services under this Plan exceed 0.75% per annum and the rate paid for shareholder services under this Plan exceed 0.25% per annum.

B. The subject Funds may pay fees to DISTRIBUTOR at a lesser rate than the fees specified in Paragraph 1 .A. of this Plan as agreed upon by the Board and DISTRIBUTOR and as approved in the manner specified in clauses (a) and (b) of Paragraph 3 of this Plan.

2. A. The Trust hereby authorizes DISTRIBUTOR to enter into agreements with certain securities dealers or brokers, administrators and others (“Recipients”) on behalf of the subject Funds to provide compensation to such Recipients based on the net asset value of Shares of the subject Funds held by clients or customers of that Recipient, for activities and services of the type referred to in Paragraph (B) of this Paragraph 2. DISTRIBUTOR may also make payments to the investment advisers of the subject Funds for reimbursement of marketing related expenses and/or compensation for administrative assistance.

B. DISTRIBUTOR shall provide, or arrange for Recipients with which DISTRIBUTOR has entered into agreements to provide, distribution and/or shareholder services. For purposes of this Plan “distribution services” shall include, without limitation, the following: (a) the sale of Shares of the subject Funds and/or advising shareholders of the subject Funds regarding the purchase, sale or retention of Shares of the subject Funds; (b) incurring expenses of maintaining personnel who engage in or support distribution of the Shares of the subject Funds; (c) incurring costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the subject Funds for recipients other than existing shareholders of the subject Funds; (d) incurring costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising relating to the subject Funds; (e) incurring costs of preparing, printing and distributing sales literature with respect to the subject Funds; (f) incurring costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the subject Funds may, from time to time, deem advisable; and (g) incurring costs of implementing and operating this Plan. For purposes of this Plan “shareholder services” shall include, without limitation, those services rendered in connection with the holding of Shares of the subject Funds for shareholders in omnibus accounts or as shareholders of record or in providing shareholder support or administrative services to the subject Funds and its shareholders or that are rendered to shareholders of the subject Funds’ Shares and not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust or the subject Funds, and processing shareholder transactions.

3. This Plan shall not take effect with respect to the subject Funds unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) the Independent Trustees.

4. This Plan may continue in full force and effect with respect to the subject Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in clauses (a) and (b) of paragraph 3.

5. DISTRIBUTOR shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the subject Funds by DISTRIBUTOR under this Plan and the purposes for which such expenditures were made.

6. The Trust or the subject Funds may terminate this Plan at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the subject Funds.

7. The Trust or the subject Funds may terminate any agreement related to this Plan, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the subject Funds, upon sixty (60) days written notice to the other parties to such agreement. In addition, any agreement related to this Plan shall terminate automatically in the event of its assignment.

8. This Plan may not be amended to increase materially the amount of fees to be paid by the subject Funds unless such amendment is approved by a vote of a majority of the outstanding Shares of the subject Funds, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in clauses (a) and (b) of Paragraph 3 hereof.

9. The amount of fees payable by the subject Funds to DISTRIBUTOR under this Plan and the amounts received by DISTRIBUTOR under the Underwriting Agreement may be greater or lesser than the expenses actually incurred by DISTRIBUTOR on behalf of the subject Funds in serving as distributor of the Shares. The distribution and shareholder servicing fees with respect to the subject Funds will be payable by the subject Funds to DISTRIBUTOR until either this Plan or the Underwriting Agreement is terminated or not renewed with respect to the Shares of the subject Funds.

10. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be made solely at the discretion of the Independent Trustees.

11. As used in this Plan, the terms “majority of the outstanding voting securities,” “assignment” and “interested person” shall have the same meanings as those terms have in the 1940 Act.

12. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

13. The Board and the shareholders of the subject Funds shall not be liable for any obligations of the Trust or the subject Funds under this Plan, and DISTRIBUTOR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the subject Funds in settlement of any such right or claim, and not to the Board members or shareholders.

Acknowledged and Approved by:

ADVISORONE FUNDS

By:
Ryan Beach
President

NORTHERN LIGHTS DISTRIBUTORS, LLC

By:
Brian Nielsen
Chief Executive Officer

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